Exhibit 99.1

Janover Inc. Reports Fourth Quarter and Full Year 2024 Financial Results with a 488% Increase in SaaS Revenue and 80% YoY Quarterly Growth

Reports an 73% improvement in YoY quarterly cashflow from operations and a 194% increase in YoY ARR.

BOCA RATON, FL - March 13, 2025 - Janover Inc. (Nasdaq: JNVR) (“Janover” or the “Company”), an AI-enabled platform connecting the commercial real estate industry, provided a business update and announced its financial results for the fourth quarter and full year ended December 31, 2024.

Q4 2024 Financial and Business Highlights:

●	488% YoY increase in Q4 Software as a Service (“SaaS”) subscription revenue

●	80% YoY Q4 revenue growth

●	194% YoY increase in annual recurring revenue (“ARR”)

●	59% YoY improvement in Q4 net loss

●	73% YoY improvement in Q4 cash flow from operations

Blake Janover, CEO of Janover, said, “Our fourth quarter results demonstrate the powerful and accelerating transformation we’ve undergone in the past year, with SaaS subscription revenue up 488% year-over-year in the fourth quarter, that’s 14x growth for the entire year. This further validates our strategic pivot to a subscription-first business model, and I am incredibly excited about what lies ahead with our fourth consecutive quarter of sequential revenue growth with net income and subscription revenue improvement over the past four quarters.”

Financial Results

Revenue for the quarter ended December 31, 2024, was approximately $629,000, as compared to approximately $350,000 for the quarter ended December 31, 2023, an increase of approximately $279,000, or 80%. The increase in revenue for the quarter was due primarily to an increase in subscription revenue related to our SaaS business, as well as an increase in platform fees, revenue related to our traditional debt business. In 2024, the Company started to market its lender marketplace: Janover Pro, its equity marketplace: Janover Engage, and its artificial intelligence technology: Janover AI (as a software as a service). Subscription Revenue also includes Janover Connect (formerly known as Groundbreaker), our real estate syndication software and investor portal and our Insurtech subsidiary. The revenue derived from these SaaS subscriptions will be recognized over the term of the SaaS agreement. Subscription revenue was approximately $480,000 for the year ended December 31, 2024, compared to approximately $32,000 for the same period the prior year. For the year ended December 31, 2024, approximately 23% of our total revenue was recurring revenue, compared to less than 1%, as there was only a minimal amount of recurring revenue in fiscal 2023. In fiscal 2025, we will continue to focus on transitioning from transactional debt revenue to the more predictable and profitable recurring SaaS subscription revenue. At December 31, 2024, our ARR reached approximately $812,000, compared to approximately $276,000 in the prior year, an increase of 194%. The recurring revenue in the prior year represented our acquisition of Groundbreaker, rebranded as Janover Connect, in November 2023. ARR increased sequentially by approximately 69%, which was approximately $480,000 for the nine months ended September 30, 2024. ARR represents an annualization of our recurring revenue, which assumes a full year of revenue.

Net loss for the three months ended December 31, 2024, was approximately $486,000 as compared to approximately $1.2 million for the three months ended December 31, 2023, a decrease of approximately $691,000, or 59%. Net loss for the year ended December 31, 2024, was approximately $2.7 million as compared to approximately $3.4 million for the year ended December 31, 2023, a decrease of approximately $647,000, or 19%. The reduction to our net loss for the quarter and year ended December 31, 2024, was primarily due to significant cost cutting across the organization and one-time IPO-related expenses and stock issuances for services in the prior year.

	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	$ Growth	% Growth
Platform fees	$443,661	$318,670	$124,991	39%
Subscription revenue	185,220	31,520	153,700	488%
Total revenue	628,881	350,190	278,691	80%
Annual recurring revenue (ARR)	811,884	276,127	535,757	194%

About Janover Inc.

Janover Inc. (Nasdaq: JNVR) is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions as well as value-add services to multifamily and commercial property professionals as we connect the increasingly complex ecosystem that stakeholders have to manage.

We currently serve more than one million web users annually, including multifamily and commercial property owners and developers applying for billions of dollars of debt financing per year, professional service providers, and thousands of multifamily and commercial property lenders including more than 10% of the banks in America, credit unions, real estate investment trusts (“REITs”), debt funds, Fannie Mae® and Freddie Mac® multifamily lenders, FHA multifamily lenders, commercial mortgage-backed securities (“CMBS”) lenders, Small Business Administration (“SBA”) lenders, and more. Our data and software offerings are generally offered on a subscription basis as software as a service (“SaaS”).

To view the latest investor presentation, please visit https://ir.janover.co/.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” strategy,” “future,” “likely,” “may,”, “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) the effect of and uncertainties related the ongoing volatility in interest rates; (ii) our ability to achieve and maintain profitability in the future; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment; (iv) our ability to respond to general economic conditions; (v) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (vi) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth and other risks and uncertainties more fully in the section captioned “Risk Factors” in the Company’s Registration Statement on Form 1-A related to the public offering (SEC File No. 024-12458) and other reports we file with the SEC. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Bruce S. Rosenbloom, CFO
Tel: (561) 782-2788
Email: IR@janover.co

(Tables follow)

JANOVER INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Total current assets	2,935,081	5,292,177
Total assets	$4,375,775	$6,683,825
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	592,887	675,095
Total liabilities	873,844	867,847
Total stockholders’ equity	3,501,931	5,815,978
Total liabilities and stockholders’ equity	$4,375,775	$6,683,825

JANOVER INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Platform fees	$443,661	$318,670	$1,619,577	$1,971,635
Subscription revenue	185,220	31,520	480,083	31,520
Total revenues	628,881	350,190	2,099,660	2,003,155
Cost of revenues	7,599	-	31,897	-
Gross profit	621,282	350,190	2,067,763	2,003,155
Operating expenses:
Sales and marketing	368,488	601,840	1,496,640	1,975,219
Research and development	176,223	349,629	654,803	792,131
General and administrative	622,030	643,728	2,612,603	2,639,785
Depreciation and amortization	50,714	805	223,982	912
Impairment expense	83,219	-	83,219	-
Total operating expenses	1,300,674	1,596,002	5,071,247	5,408,047
Loss from operations	(679,392)	(1,245,812)	(3,003,484)	(3,404,892)
Total other income	193,319	68,583	276,700	31,098
Net loss	$(486,073)	$(1,177,229)	$(2,726,784)	$(3,373,794)
Weighted average common shares outstanding - basic and diluted	1,413,510	1,313,667	1,395,040	1,056,447
Net loss per common share - basic and diluted	$(0.34)	$(0.90)	$(1.95)	$(3.19)

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